EXHIBIT 99.1

NEWS RELEASE

Diversa Reports Financial Results for the Quarter and Nine Months

Ended September 30, 2003

SAN DIEGO, CA, October 20, 2003 – Diversa Corporation (Nasdaq: DVSA) today reported a net loss for the quarter and nine months ended September 30, 2003 of $19.7 million, or $0.46 per share, and $53.2 million, or $1.30 per share, respectively. The net loss included non-cash acquisition expenses of $10.0 million and $22.7 million for the quarter and year-to-date, respectively. The non-cash acquisition expenses include $8.7 million for the acquisition of the antifungal program from GlaxoSmithKline in July and $14.0 million for the Syngenta transactions that closed in February. The net loss for the quarter and nine months ended September 30, 2002 was $6.7 million, or $0.19 per share, and $21.7 million, or $0.61 per share, respectively.

Revenues for the quarter and year-to-date, respectively, were $11.2 million and $29.6 million, compared to $8.2 million and $22.6 million for the same periods in 2002. The increase in revenues was due to additional research funding from the Company’s most recent research collaboration with Syngenta, increases in grant revenue, and new product revenue. Revenues have historically fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing and composition of funding under existing and future collaboration agreements and joint ventures.

“We are very pleased with the success of the Phyzyme™ XP launch and the resulting product revenue, as well as our continuing success in obtaining significant governmental BioDefense funding to support our human antibody platform,” stated Karin Eastham, Senior Vice President, Finance and Chief Financial Officer. “We reaffirm our guidance for full-year revenue at $48 to $53 million and our net loss guidance of $58 to $61 million, including $25 million of non-cash acquisition-related expenses, as provided in our mid-year conference call.”

Research and development expenses for the quarter and year-to-date, respectively, were $18.8 million and $53.3 million, compared to $12.2 million and $37.0 million for the same periods in 2002. These increases were primarily related to headcount and facility related costs as a result of 71 additional researchers that were hired by the Company in conjunction with the February 2003 Syngenta transactions.

Selling, general and administrative expenses for the quarter and year-to-date, respectively, were $3.3 million and $9.1 million, compared to $2.8 million and $8.0 million for the same periods in 2002. These increases were primarily attributable to headcount related costs to support the growth of the Company, as well as measures undertaken by the Company to implement new corporate governance initiatives required of public companies.

At September 30, 2003, the Company had cash, cash equivalents, short-term investments, and receivables totaling $132.7 million.

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel products from genes and gene pathways. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. In addition, the Company has formed alliances and joint ventures with market leaders, such as Celera Genomics, The Dow Chemical Company, DuPont Bio-Based Materials, GlaxoSmithKline plc, Invitrogen Corporation, and affiliates of Syngenta AG. Additional information is available at Diversa’s website: www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuating revenues under existing and future collaboration agreements and statements related to financial guidance, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company to commercialize products using the Company’s technologies, the development or availability of competitive products or technologies, the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements, and risks that the Company and Dow will not enter into binding agreements on terms consistent with the non-binding term sheet as signed with Dow in July 2003 or other terms that are acceptable to the Company that provide for resolution of the settlement discussions between the Company and Dow involving Innovase and other licensing matters. Certain of these factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

Note:  Phyzyme is a trademark of Danisco Animal Nutrition.

Selected Financial Information

Condensed Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Collaborative, net of amortization	$9,345	$7,659	$25,867	$21,882
Grant and product	1,873	505	3,724	694

Total revenues	11,218	8,164	29,591	22,576

Expenses:
Research and development	18,814	12,197	53,287	36,989
In-process research and development	8,714	—	19,478	—
Selling, general and administrative	3,266	2,778	9,141	8,030
Amortization of intangible assets	649	39	1,600	117
Non-cash, stock-based compensation	20	107	129	604

Total operating expenses	31,463	15,121	83,635	45,740

Loss from operations	(20,245)	(6,957)	(54,044)	(23,164)
Interest and other income, net	562	946	2,096	3,141
Equity in loss of joint venture	—	(686)	(1,255)	(1,701)

Net loss	$(19,683)	$(6,697)	$(53,203)	$(21,724)

Basic and diluted net loss per share	$(0.46)	$(0.19)	$(1.30)	$(0.61)
Weighted average shares used in computing basic and diluted net loss per share	42,766	35,691	41,081	35,610

Condensed Balance Sheet

(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
Cash, cash equivalents and short-term investments	$130,798	$163,096
Accounts receivable	1,874	2,031
Other current assets	2,474	783
Property and equipment, net	31,861	27,427
Other assets	54,981	3,860

Total assets	$221,988	$197,197

Current liabilities	$14,504	$15,652
Deferred revenue	12,623	12,075
Long-term liabilities	8,622	12,155
Stockholders’ equity	186,239	157,315

Total liabilities and stockholders’ equity	$221,988	$197,197

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Contact:

Hillary Theakston

Investor Relations

(858) 526-5121